Exhibit 15.4

Consent of independent registered public accounting firm

We consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-200788) and the Registration Statement on Form S8 (File No. 333-210057) of our reports dated February 16, 2016 with respect to the consolidated statements of financial position of Orange and subsidiaries (the “Group”) as of December 31, 2015, and the related consolidated income statement, consolidated statement of comprehensive income, consolidated statement of changes in shareholders' equity and consolidated statement of cash flows for the year ended December 31, 2015, and the effectiveness of internal control over financial reporting of the Group as of December 31, 2015, which reports appear in the Annual Report on Form 20-F for the year ended December 31, 2015.

Our report dated February 16, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states that, as indicated in Management’s Annual Report on Internal Control Over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of Jazztel and Médi Telecom, which are included in the 2015 consolidated financial statements of the Group and constituted 2.4% and 1% of total assets, respectively, as of December 31, 2015 and 1.4% and 0.6% of revenues, respectively, for the year then ended. Our audit of internal control over financial reporting of the Group also did not include an evaluation of the internal control over financial reporting of Jazztel and Médi Telecom.

/s/ KPMG S.A.

Represented by Marie Guillemot

Paris-La Défense

April 4, 2016